EXHIBIT 11.1
INSIDER TRADING POLICY

Summary Statement

No employee, officer or director of Atlas Corp. (“Atlas”) or any of its affiliates, whether or not a citizen of the United States (the “Covered Persons”), may, directly or indirectly, purchase or sell any security while aware of material non-public information (known as “Inside Information”) regarding such security, whether or not such information was obtained in the course of employment. Atlas may also determine that other persons should be subject to this Trading Policy, such as contractors or consultants who have access to Inside Information, and such designated persons will also be Covered Persons under this Trading Policy. This prohibition extends to communicating such Inside Information to others with respect to trading in securities based on such information (known as “tipping”), and covers securities of Atlas and of other issuers.

Practice
For purposes of this Trading Policy, “material” information means information relating to an issuer of securities, its business operations or its securities, the public dissemination of which would be likely to affect the market price of any of its securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. The source of the material information is irrelevant.

“Non-public information” means information that has not been widely disseminated to the public (e.g., through the television, radio or print media of wide circulation, the Dow Jones broad tape or through widely circulated disclosure documents such as prospectuses or proxy statements filed with the Securities and Exchange Commission (“SEC”) or (if the issuer is other than Atlas and listed outside the United States) the equivalent securities regulator in the issuer’s home jurisdiction. Information that is available only to a select group of analysts, brokers or institutional investors and undisclosed facts or rumors, even if widely circulated, constitute “non-public” information.

This Trading Policy extends to all members of the household of the Covered Persons irrespective of whether such individuals are citizens of the United States.

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the securities of Atlas or other issuers with securities traded in the United States, is prohibited by the U.S. federal and state securities laws and, in the case of companies with securities listed in countries other than the United States, the securities laws of such other countries. Insider trading violations are investigated by the SEC and the Financial Industries Regulatory Authority, and violations are pursued vigorously by the SEC and the U.S. Department of Justice and punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Atlas’ Board of Directors (the “Board”) has adopted this Trading Policy both to satisfy Atlas’ obligation to comply with U.S. federal and state securities laws and the securities laws of other countries and to help Atlas personnel avoid the severe consequences associated with their violations. The Trading Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with Atlas. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

As a condition of employment with, or in connection with appointment to the Board, every Covered Person is required to read, understand and agree to be bound by this Trading Policy throughout the term of their employment with, or in connection with appointment to the Board. Every employee will also be required to sign the Acknowledgement of Compliance attached hereto as a condition of employment. Atlas will require annual certifications from all Covered Persons that they have re-read, understand and have complied with this Trading Policy.

This Trading Policy applies to you and all members of your household irrespective of whether you and/or such individuals are citizens of the United States.

Failure to comply with this Trading Policy can have serious consequences for the individuals who fail to comply and for Atlas.

Post-Termination Transactions. This Trading Policy continues to apply to your transactions in any securities even after termination of employment. If you are aware of material non-public information when your employment terminates, you may not trade in those securities until that information has become public or is no longer material.

Company Assistance. Any person who has a question about this Trading Policy or its application to any proposed transaction may obtain additional guidance from the Legal Department, who may be contacted by telephone at +604-638-2575 or by email at legal@atlascorporation.com.

Individual Responsibility. Ultimately, the responsibility for adhering to this Trading Policy and avoiding unlawful transactions rests with the individual Covered Persons. Any action on the part of Atlas, the Legal Department or any other employee or director pursuant to this Trading Policy or otherwise does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

You May Not Trade on Material, Non-Public Information

•If you are aware of any material information relating to Atlas or any company, whether or not it is a public company, that has not been made available to the public through such media as The Wall Street Journal, The Financial Times, Reuters, Dow Jones, the Associated Press or other similar news services for at least one business day, you must not trade directly or indirectly in the debt or equity securities (or options, warrants or similar instruments related to such securities) of any such company, and you must not disclose such information to another person who may trade in such securities.

•If you are aware of any material, non-public information, trading by your spouse, minor child or other family members living in your household, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in a company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in a company’s securities) is likewise prohibited and can give rise to legal and Atlas-imposed sanctions.

•This Trading Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Trading Policy and applicable securities laws as if they were for your own account.

You May Not Disclose Material, Non-Public Information to Anyone Outside Atlas

•Covered Persons should not discuss material, non-public information with anyone outside Atlas. Inquiries from third parties, such as industry analysts or members of the media, about Atlas should be directed to the Legal Department.

•You must take precautions to safeguard material, non-public information. Accordingly, you should conduct business and other activities so as not to risk inadvertent disclosure of material information. Material, non-public information should not be discussed with other Covered Persons not working on such matters or with friends or relatives, including those living in the same household as an Atlas Covered Person.

•You should assume that information is material if a reasonable investor would consider the information to be important in deciding whether to buy, sell, or hold securities of the relevant company or if disclosure of such information would be likely to result in a change in the price of the traded securities.

•You should consider all information, from whatever source, to be non-public until it has been made available to investors through such media as The Wall Street Journal, The Financial Times, Reuters, Dow Jones, the Associated Press or other similar news services for at least one business day.

You May Not Trade in the Securities of Atlas near Earnings Announcements

•If you are employed in a position as set out in Schedule 1 where you routinely become aware of material non-public information, you and your family members may not trade in any debt or equity security of Atlas during the period beginning on the last day of any fiscal quarter of Atlas and ending after the first full business day after the public release of earnings for such quarter.

When in Doubt, You Should Consult Atlas’ Legal Department

•Whenever any Atlas personnel are confronted with a situation where they have any questions as to what the result should be under these policies and procedures, they should consult the Legal Department before executing any trades.

Statement of Trading Policies and Procedures

This Statement consists of six sections: Section I provides an overview; Section II sets forth Atlas’ policies prohibiting insider trading; Section III explains insider trading; Section IV consists of additional prohibited transactions; Section V consists of certain procedures that have been put in place by Atlas to prevent insider trading; Section VI discusses certain permitted transactions in securities of Atlas or any of its subsidiaries that are not subject to this Trading Policy; and Section VII explains how and when Rule 10b5-1 trading plans may be used by Covered Persons.

SUMMARY
Preventing insider trading is necessary to comply with the U.S. federal and state securities laws and the securities laws of other countries and to preserve the reputation and integrity of Atlas. “Insider trading” occurs when any person purchases or sells a security while aware of Inside Information relating to the security. As explained in Section III below, “Inside Information” is information that is considered to be both “material” and “non-public.” Under U.S. federal securities laws, insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. Insider trading is also prohibited by this Statement and could result in serious sanctions by Atlas, including dismissal. Supervisors may also be held liable for the conduct of their subordinates.

In addition, insofar as certain senior unsecured notes and bonds of Atlas’ subsidiary Seaspan Corporation (“Seaspan”) are listed for trading on the Global Exchange Market, the exchange regulated market of Euronext Dublin (“GEM”) and the Oslo Stock Exchange, Seaspan is obligated to comply with the EU Market Abuse Regulation (EU/596/2014) (“MAR”). As such, Seaspan is subject to MAR’s requirements relating to information disclosure, maintenance of insider lists and trading by senior managers in respect of such securities. Appendix A hereto sets forth the additional restrictions under MAR.

This Statement applies to all Atlas Covered Persons, whether or not a citizen of the United States, and extends to all activities within and outside an individual’s duties at, or with respect to, Atlas. Every Covered Person must review this Statement. Questions regarding the Statement should be directed to Atlas’ Legal Department.

STATEMENT OF POLICIES PROHIBITING INSIDER TRADING
General. It is the policy of Atlas that no Covered Person who is aware of material non-public information relating to Atlas or to any other company, whether or not it is a public company, may, directly or through family members or other persons or entities, (a) buy or sell securities of Atlas or of any other company, whether or not it is a public company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1, as described below in Section VII), or engage in any other action to take personal advantage of that information, (b) pass that information on to others outside Atlas, including family and friends, or (c) recommend the purchase or sale of any securities of Atlas or of any other company, whether or not it is a public company. In addition, it is the policy of Atlas that no Covered Person who learns of material non-public information, whether or not such information was obtained in the course of employment, about a company with which Atlas does business, including a customer or supplier of Atlas, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Trading Policy. The U.S. federal securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Atlas’ reputation for adhering to the highest standards of conduct.

Transactions by Family Members. This Trading Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in a company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in a company’s securities). You are responsible for the transactions of these other persons (whether or not citizens of the United States) and therefore should make them aware of the need to confer with you before they trade in a company’s securities.

Disclosure of Information to Others. Atlas is required under the U.S. federal securities laws to avoid the selective disclosure of material non-public information. Atlas has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside Atlas, including but not limited to family members, friends, business associates, investors and expert consulting firms other than in accordance with those procedures. You also may not discuss Atlas or its business in an internet “chat room” or similar internet-based forum.

EXPLANATION OF INSIDER TRADING
As noted above, “insider trading” refers to the purchase or sale of a security while aware of “material” “non- public” information relating to the security. “Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to purchase or otherwise acquire a security.

These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls, swaps or other derivative instruments. It is generally understood that insider trading includes the following:

•trading by insiders while aware of material, non-public information;

•trading by persons other than insiders while aware of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•communicating or tipping material, non-public information to anyone, including recommending the purchase or sale of a security while aware of such information.

What Facts Are Material? The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about:

•Quarterly or annual earnings results;
•Projections of future earnings or losses, or other earnings guidance;

•Earnings that are inconsistent with the consensus expectations of the investment community;

•Pending or proposed merger, acquisition or tender offer;

•Pending or proposed acquisition or disposition of a significant asset or group of assets;

•A securities offering or other capital-raising transaction;

•Change in dividend policy or declaration of a stock split;

•Change in management;

•Development of a significant new product or process;

•Pending or threatened significant litigation, or the resolution of such litigation;

•Impending bankruptcy or the existence of severe liquidity problems;

•Internal financial information which departs from what the market would expect; and

•Gain or loss of a significant customer or supplier.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: when in doubt, do not trade or communicate material non-public information.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

What Is Non-public Information? Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters, The Wall Street Journal, The Financial Times, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD- compliant conference call or public disclosure documents filed with the SEC that are available on the SEC’s website or, in the case of an issuer other than Atlas whose home jurisdiction is a country other than the United States, filed with the relevant securities regulator in such jurisdiction. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

When Information Is “Public”? If you are aware of material non-public information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release through such media as Dow Jones, Reuters, The Wall Street Journal, The Financial Times, Associated Press, or United Press International or a filing with the SEC or other relevant securities regulator) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day after the day such information is released, regardless of the time such information was released. If, for example, a company were to make an announcement on a Monday morning, you should not trade in that company’s securities until Wednesday. If an announcement were made on a Friday night, Tuesday generally would be the first eligible trading day.

Who Is an Insider? “Insiders” include officers, directors, and employees of a company and anyone else who has Inside Information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to a company’s securities. All Covered Persons should consider themselves Insiders with respect to material, non-public information about the business activities and securities of Atlas and its subsidiaries. Covered Persons may not trade securities while aware of material, non-public information relating to securities of Atlas or any of its subsidiaries or tip (or communicate except on a need-to-know basis and subject to an obligation of confidentiality) such information to others. Trading by your spouse, minor child or by other family members living in your household while you are aware of material, non-public information is likewise prohibited and can give rise to legal and Atlas-imposed sanctions.

Trading by Persons Other than Insiders. Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an Insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Penalties for Engaging in Insider Trading. Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations under the U.S. federal securities laws a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•SEC administrative sanctions;

•Securities industry self-regulatory organization sanctions;

•Civil injunctions (including bans on serving as a director or officer of a U.S. listed company);

•Damage awards to private plaintiffs;

•Disgorgement of all profits;

•Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

•Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

•Jail sentences of up to 20 years.

In addition, insider trading violations are not limited to violations of the U.S. federal securities laws: other
U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading. In addition, the laws of other countries may penalize insider trading.

Atlas-Imposed Sanctions. A Covered Person’s failure to comply with this Trading Policy may subject the Covered Person to Atlas-imposed sanctions, including dismissal, or removal, as the case may be, for cause, whether or not the Covered Person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Examples of Insider Trading. Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypotheticals and, consequently, not intended to reflect on the actual activities or business of Atlas or any other entity.

•Trading by Insider. A director of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the director purchases X Corporation’s stock or call options to purchase such stock. The director, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The director also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail.

•Trading by Tippee. A director of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The director is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the director and his friend are subject to, among other things, criminal prosecution, as described above.

•Misappropriation. An employee of an investment advisor learns of a prospective recommendation of a particular stock by his employer and purchases that stock in advance of the recommendation. The employee has used his position to deceive those who entrusted him with confidential information. This undisclosed misappropriation of such confidential information is viewed as fraud akin to embezzlement. The employee is liable for all profits and penalties, and is subject to criminal prosecution.

Prohibition of Records Falsifications and False Statements. U.S. federal law also requires public companies to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to a public company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

ADDITIONAL PROHIBITED TRANSACTIONS
Atlas considers it improper and inappropriate for any of its directors, officers or other employee to engage in short-term or speculative transactions in securities of Atlas or any of its subsidiaries. Therefore, it is Atlas’ policy that directors, officers and other employees may not engage in any of the following transactions, except as described below:

Short Sales. Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. One usually sells short when one thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called “covering the short”) and pocket the difference in price as profit. In addition to the fact that it is illegal for directors and officers to sell their company’s securities short, Atlas believes that it is inappropriate for Insiders to bet against the securities of Atlas in this way. Short sales arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Atlas’ stock and therefore creates the appearance that the Covered Person is trading based on Inside Information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of Atlas’ long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Trading Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as Atlas’ other shareholders. Therefore, Atlas prohibits you from engaging in such transactions unless approved in advance by the Legal Department. Any request for pre- clearance of a hedging or similar arrangement must be submitted to the Legal Department at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non- public information or otherwise is not permitted to trade in securities of Atlas or any of its subsidiaries, Covered Persons are prohibited from holding securities of Atlas or any of its subsidiaries in a margin account or pledging any such securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge securities of Atlas or any of its subsidiaries as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge securities of Atlas or any of its subsidiaries as collateral for a loan must submit a request for approval to the Legal Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is aware of material, non-public information. Atlas therefore discourages placing standing or limit orders on securities of Atlas or any of its subsidiaries. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to short duration.

STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
Pre-Clearance of All Trades by All Officers, Directors and Key Employees

To aid in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the securities of Atlas or any of its subsidiaries, all transactions in any such securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer), or the securities of customers or vendors of Atlas, by all Covered Persons in positions described in Schedule 1 (as amended from time to time) (“Schedule 1 persons”) must be pre-cleared by Atlas’ Legal Department. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. These pre-clearance procedures also apply to your family members.

A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase or a privately negotiated sale, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel) that he or she is not aware of material, non-public information about Atlas or the company whose securities are the subject of the request for pre-clearance (as applicable). The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of Atlas, the General Counsel or Atlas’ other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section. Notwithstanding any pre-clearance of a transaction pursuant to this Section, none of Atlas, the General Counsel or Atlas other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

Post-Trading Reporting

All Covered Persons are required to report to the Legal Department any transaction in Atlas’ securities undertaken by them or members of their immediate families and personal household not later than the end of the business day on which the transaction occurs. Each report made to the General Counsel should include the date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the General Counsel so long as the General Counsel receives that information by the required date.

Blackout Periods

Quarterly Blackout Periods. Atlas’ announcement of its quarterly financial results almost always has the potential to have a material effect on the market for securities of Atlas or any of its subsidiaries. To avoid even the appearance of trading while aware of material non-public information, persons who are or may be expected to be aware of Atlas’ quarterly financial results generally should not trade in securities of Atlas or any of its subsidiaries during the period beginning on the last day of any fiscal quarter of Atlas and ending after the first full business day after the public release of earnings for such quarter. All Covered Persons in positions described in Schedule 1 (as amended from time to time) are subject to these quarterly blackout periods (“Schedule 1 persons”).

Atlas may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or other means designed to achieve widespread dissemination of the information. All Schedule 1 persons and other Covered Persons who are or may be expected to be aware of such disclosures should not trade in securities of Atlas or any of its subsidiaries while Atlas is in the process of assembling the information to be released and until after the first full business day after the public release of the information.

Event-specific Blackout Periods. From time to time, an event may occur that is material to Atlas and is known by only a few Covered Persons. So long as the event remains material and non-public, Covered Persons designated by Atlas’ Legal Department and notified of such designation may not trade in securities of Atlas or any of its subsidiaries. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Failure to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

Post-Termination Transactions

If you are aware of material non-public information when you terminate service as a Covered Person, you may not trade in securities of Atlas or any of its subsidiaries (or any other company’s securities, whether or not that company is a public company) until that information has become public or is no longer material. In all other respects, the procedures set forth in this Trading Policy will cease to apply to your transactions in securities of Atlas or any of its subsidiaries upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.

PERMITTED TRANSACTIONS UNDER COMPANY PLANS
Stock Option Exercises. This Trading Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have Atlas withhold shares subject to an option to satisfy tax withholding requirements. This Trading Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

This Trading Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have Atlas withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Trading Policy does apply, however, to any market sale of shares acquired upon vesting of restricted stock or restricted stock units.

Dividend Reinvestment Plan. This Trading Policy does not apply to purchases of Atlas’ stock under Atlas’ dividend reinvestment plan, if any, resulting from your reinvestment of dividends paid on Atlas’ securities. This Trading Policy does apply, however, to voluntary purchases of Atlas’ shares resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. This Trading Policy also applies to your sale of any Atlas’ stock purchased pursuant to the plan.

RULE 10b5-1 TRADING PLANS
A Rule 10b5-1 plan is intended to protect Covered Persons from insider trading liability under SEC Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in Atlas’ stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will generally be exempt from the trading restrictions set forth in this Trading Policy, so long as the provisions of this Section VII are satisfied. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in Atlas’ securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in securities of Atlas or any of its subsidiaries. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Legal Department, who may impose such conditions on the implementation and operation of the Trading Plan as the Legal Department deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not Atlas or any member of the Legal Department.

Under U.S. federal securities laws, Rule 10b5-1 presents an opportunity for Covered Persons to establish arrangements to sell (or purchase) securities of Atlas or any of its subsidiaries without the restrictions of trading windows and blackout periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell securities of Atlas or any of its subsidiaries. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A Covered Person may enter into a Trading Plan only when he or she is not in possession of material, non- public information, and only during a trading window period outside of the quarterly blackout period (with respect to Schedule 1 persons) or an event-specific blackout period.

Atlas reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in securities of Atlas or any of its subsidiaries, even pursuant to a previously approved Trading Plan, if the Legal Department or the Board, in its sole discretion, determines that such suspension, discontinuation or other prohibition is in Atlas’ best interests. Any Trading Plan submitted for approval hereunder should explicitly acknowledge Atlas’ right to prohibit transactions in securities of Atlas or any of its subsidiaries. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section and result in a loss of the exemption set forth herein.

Covered Persons may adopt Trading Plans with brokers that outline a pre-set plan for trading of securities of Atlas or any of its subsidiaries, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, Atlas requires a cooling-off period of 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan.

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause a transaction under the Trading Plan either to violate the law or to have an adverse effect on Atlas. The Legal Department or administrator of the Atlas’ stock plans is authorized to notify the broker in such circumstances, thereby insulating the Covered Person in the event of revocation.

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

The transactions prohibited under this Trading Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of securities of Atlas or any of its subsidiaries.

None of Atlas, any member of the Legal Department or Atlas’ other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section. Notwithstanding any review of a Trading Plan pursuant to this Section, none of Atlas, any member of the Legal Department or Atlas’ other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.

Adopted by the Board of Directors on August 6, 2021.

Acknowledgement of Compliance
Your Personal Commitment to Atlas’ Trading Policy

I acknowledge that I have received and read Atlas’ Trading Policy, and understand my obligations thereunder and hereby undertake, as a condition to my present and continued employment at, appointment to the Board, or other affiliation with Atlas Corp., to comply with the principles, policies and laws outlined in the Trading Policy.

I hereby certify, to the best of my knowledge, that I have complied fully with all policies and procedures set forth in the Atlas Trading Policy, since the first day of employment, appointment to the Board, or other affiliation with Atlas.

I hereby certify, to the best of my knowledge, that I will continue to comply with the Trading Policy for as long as I am subject to the policy.

I understand that my agreement to comply with the Trading Policy does not constitute a contract of employment.

Please sign here:
Please print your name:
Date:

Schedule 1

•All members of the Board

•All Executive Officers

•Any other officer position reporting to the Chief Executive Officer

•All Vice President level positions or above

•Any Director or Associate Director reporting directly to a Seaspan ELT member

•Any Board-appointed officer of Atlas

•All members of the Disclosure Committee

•All employees within Atlas’ Investor Relations Department

•Designated members of the Financial Reporting, Financial Planning & Analysis and Special Project groups who are directly involved in preparing Atlas' financial statements or forecasting
•Any other employee that the Legal Department may designate for purposes of this Trading Policy and notified of such designation

Appendix A

EU Market Abuse Regulation

Insofar as certain senior unsecured notes and bonds of Seaspan are listed for trading on the GEM and the Oslo Stock Exchange, Seaspan is obligated to comply with the EU Market Abuse Regulation (“MAR”). As such, Seaspan is subject to MAR’s requirements relating to information disclosure, maintenance of insider lists and trading by senior managers. References in this Appendix A to “Seaspan” or “the Company” mean Seaspan Corporation.

Insider lists

Seaspan is required to maintain lists of employees who are in possession of material non-public information (“Insiders”). In the normal course of employment with Seaspan, your name will be added to an insider list and Seaspan will ask you to acknowledge your obligations, in writing, in respect of material non-public information as set out in this Trading Policy. For the purpose of MAR, an “Insider list” is a record of all persons working for an issuer under a contract of employment or otherwise performing tasks through which they have access to material non-public information.

In addition, whenever material non-public information is proposed to be communicated to persons outside of Seaspan (other than the Board and executive officers of Atlas), as in the case of wall-crossings of investors in advance of a securities offering, persons who are subject to MAR must notify the Company to ensure appropriate procedures are followed, which may include obtaining a confidentiality undertaking from such outside person or firm and adding them to Seaspan’ Insider list.

Disclosure of Material Non-Public Information

In accordance with the requirements of MAR, Seaspan has an obligation to make public disclosure of material non-public information as soon as possible, unless there is a legitimate reason to delay disclosure of such information until an appropriate time.

Persons Discharging Managerial Responsibilities (PDMRs)

In addition to the restrictions set out in the Trading Policy, persons discharging managerial responsibilities (“PDMRs”), must also comply with restrictions under MAR (set out below). The following are considered PDMRs:

•Directors and executive officers of Atlas
•Directors and executive officers of Seaspan

These restrictions also apply to persons closely associated with PDMRs, being a spouse or partner, dependent child or relative who shares the same household or any company, trust or partnership managed or controlled by a PDMR or any of the foregoing persons. PDMRs must provide the Company with a list of persons closely associated with him or her and notify the Company of any changes that need to be made to that list.

Dealings by PMDRs

MAR generally prohibits PDMRs from dealing when in possession of inside information or when in a “closed period” (being, under MAR, the thirty calendar days before an announcement of interim or annual results). Importantly, trading in securities of Seaspan under Trading Plans will be subject to these restrictions.

Notification of transactions

MAR requires PDMRs as well as persons closely associated with them to disclose to the issuer and the national regulator certain notifiable transactions in the issuer’s financial instruments (i.e., shares or debt instruments of the issuer or derivatives or other financial instruments linked thereto). The issuer must ensure that any such notification is also disclosed to the market. The threshold for notification of transactions in an issuer’s financial instruments is very low: €5,000 per calendar year. Notification is required to be made within three business days after the transaction. The Company will provide you with the appropriate notification forms and can assist you with completing and submitting them to the relevant regulator. Once completed, you should submit a copy of the notification to the Company, as indicated in the forms.